Exhibit 99.1

Sow Good Releases Strong Preliminary Fourth Quarter and Full Year 2023 Results

IRVING, Texas, Jan. 16, 2024 — Sow Good Inc. (OTCQB: SOWG) ("Sow Good" or “the Company”), a trailblazer in the freeze dried candy and treat industry, is announcing selected preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2023.

Preliminary Fourth Quarter and Full Year 2023 Financial Highlights

●	Fourth quarter 2023 revenue is expected to be between $9.54 and $9.57 million, marking a quarterly record and significant increase compared to $0.05 million in the fourth quarter of 2022.
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The Company’s preliminary fourth quarter 2023 revenue was also an approximate 90% sequential increase over its third quarter 2023 revenue of $5.03M and an approximate 46% increase over the September year-to-date revenue of $6.55M.

●	Full year 2023 preliminary revenue is expected to be between $16M and $16.12M, a significant increase compared to $0.43M in 2022.

This release contains certain estimated preliminary financial results for the fourth quarter and fiscal year ended December 31, 2023. These estimates are based on the information available to us at this time. Our financial closing procedures for the fourth quarter and full year 2023 are not yet complete and, as a result, our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing and review procedures, the execution of our internal control over financial reporting, final adjustments, and other developments that may arise between now and the time the financial results for the fourth quarter and fiscal year ended December 31, 2023 are finalized. The estimated preliminary financial results have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.

2023 Operational Highlights

Sow Good’s production and operational capacity has grown extensively and continues to do so with the following advancements:

●	New Freeze Driers — Sow Good’s ongoing construction of three additional freeze driers, slated for completion by the end of Q1 2024, is expected to more than double the Company’s capacity.
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Monterrey, Mexico Corporate Offices — To drive continued expansion and support its growth, Sow Good will be opening a corporate office of approximately 1,500 square feet in Monterrey, Mexico by the end of January 2024. This office will house Sales, Graphics, Accounting, and IT Staff.

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Team Growth — Sow Good’s corporate team has received powerful new additions, including a Director of Co-Manufacturing and Latin America and our CFO, maintaining Sow Good’s lean yet highly efficient and collaborative team. The Company’s production team has more than doubled in the last six months and is expected to continue expanding in 2024.

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SKU Expansion — For 2024, Sow Good has launched and is continuing to launch new SKUs, comprising diversified flavors, sizes, and textures that the Company anticipates will appeal to a broader customer demographic. Recent expansions include Sour and Sweet Spheres, “jumbo” versions of Sow Good’s Bites SKUs, and Jumbo Vanilla and Neapolitan Crunch Cream freeze dried ice cream sandwiches. These expansions reflect Sow Good’s highly agile product and partner development.

“This exciting growth in the fourth quarter and throughout 2023 is a testament to the dedication, strategic and manufacturing expertise, and passion for innovation ingrained in our team,” said Claudia Goldfarb, Sow Good’s CEO. “As much as we have grown over the past year, we have continued to support robust customer demand, grow our production capacity, and expand our partner base as we enter 2024. To that effect, we are thrilled to open our doors to new retail and wholesale customers and provide more freeze dried treats that captivate consumers and revolutionize the candy industry.”

Forward-Looking Statements

This press release contains forward-looking statements. Statements other than statements of historical facts contained in this press release may be forward-looking statements. Statements regarding our future financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering, expected growth, and future capital expenditures, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially and adversely different from any future results, performance or achievements expressed or implied by the forward-looking statements. All information provided in this release is as of the date hereof and we undertake no duty to update this information except as required by law.

About Sow Good Inc.

Sow Good Inc. (OTCQB: SOWG) is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. Sow Good is dedicated to building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation; (ii) scalability; (iii) manufacturing excellence; (iv) meaningful employment opportunities; and (v) food quality standards. To purchase Sow Good online or learn more, visit www.thisissowgood.com (http://www.thisissowgood.com/) and follow @thisissowgood on TikTok, Instagram, YouTube, and Facebook.

Sow Good Investor Inquiries:

Cody Slach or Jackie Keshner

Gateway Group, Inc.

1-949-574-3860

SOWG@gateway-grp.com

Sow Good Media Inquiries:

Sow Good, Inc.

1-214-623-6055

pr@sowginc.com

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